UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.                  )

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☐	Soliciting Material Pursuant to § 240.14a-12

JOHN HANCOCK FINANCIAL SERVICES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Filed by John Hancock Financial Services, Inc.
Pursuant to Rule 14a-6
under the Securities Exchange Act of 1934
Subject Company: John Hancock
Financial Services, Inc.
Commission File No.: 1-15607

Important Legal Information
This communication is being made in respect of the proposed merger involving John Hancock Financial Services, Inc. and Manulife Financial Corporation. In connection with the proposed merger, Manulife has filed an amended registration statement on Form F-4 on January 5, 2004 containing a definitive proxy statement/prospectus for the stockholders of John Hancock Financial Services, Inc. John Hancock Financial Services, Inc. began mailing the definitive proxy statement/prospectus and form of proxy to its stockholders on January 8, 2004. Before making any voting or investment decision, John Hancock Financial Services, Inc.’s stockholders and investors are urged to read the definitive proxy statement/prospectus regarding the merger, as well as any other relevant documents carefully in their entirety because they will contain important information about the proposed transaction. The definitive proxy statement/prospectus on file with the SEC and other relevant materials are available free of charge at the SEC’s Web site, www.sec.gov. Stockholders and investors in John Hancock Financial Services, Inc. or Manulife Financial Corporation will also be able to obtain the definitive proxy statement/prospectus and other documents free of charge by directing their requests to John Hancock Financial Services, Inc. Shareholder Services, c/o EquiServe, L.P., P.O. Box 43015, Providence, RI 02940-3015, (800-333-9231) or to Manulife Financial Corporation Investor Relations, 200 Bloor Street East, NT-7, Toronto, Ontario, M4W 1E5, Canada, (800-795-9767).

The following was posted on John Hancock Financial Services, Inc.’s internal employee websites, after 6:00 p.m., EST, on January 8, 2004.

Thursday, January 8, 2004

D'Alessandro Discusses Steps to Merger Closing, Integration Process

(Jan. 9) Since the proposed merger of Manulife and John Hancock was announced on September 28, 2003, a great deal of energy has been expended to identify and prepare for all the steps that must be taken to make the transaction a reality. According to John Hancock Chairman and Chief Executive Officer David D’Alessandro, the steps fall largely into two broad categories: regulatory and shareholder review and approval, and a business integration process and plan.

“First,” he said, “regulators primarily in Canada and the United States as well as Hancock shareholders must separately review and approve the transaction. Second, we need a business integration process and plan in place so that when the deal is finalized we are prepared on that day to quickly and efficiently combine our operations in ways that build on the new strength, scale, efficiencies and strategic business opportunities available to us.”

“Much has taken place,” said D’Alessandro, “to further each of these important goals and we expect the merger will close early in the second quarter of this year.”

Regulatory Approvals

Over the past several months, Hancock and Manulife have been communicating and sharing a wide range of information with regulators whose review or approval is required in order for the proposed merger to close. For instance, Manulife has filed information in Canada with the OSFI (Office of the Superintendent of Financial Institutions) and with the state insurance departments in Delaware, Vermont and Massachusetts (all jurisdictions where John Hancock has businesses domiciled).

The Massachusetts Department of Insurance (DOI) requires a formal public hearing as part of the approval process. Working with John Hancock, Manulife has filed its formal application, and DOI is expected to schedule a hearing on the proposed merger.

Shareholder Approval

John Hancock shareholders must also vote to approve the proposed merger. John Hancock has started to mail proxy statements to its shareholders, sharing with them the rationale for the proposed merger, the fact that the Board of Directors has unanimously voted to recommend a “For” vote, and the several ways in which shareholders can vote. In late February, the company will convene a special shareholder meeting at which time the merger agreement will be voted upon (including all votes cast by shareholders in advance of the meeting by proxy).

“As we have said all along, Manulife and John Hancock are a unique strategic fit, and this combination of two strong franchises will create a substantial opportunity to enhance performance, earnings and shareholder value,” said D’Alessandro. “We look forward to sharing this rationale with our shareholders and encouraging them to vote.”

Combining Hancock, Manulife and Maritime

After regulatory and shareholder approvals are received, the merger will close and integration of the companies will begin.

Weaving the companies together will involve everything from assessing investment strategies and combining product lines to determining who sits where and deciding which vendors will supply the paper clips and photo copy machines. Initial planning for this integration has been underway for many months, and thought has gone into the potential synergies since before the merger agreement was signed.

“This is a combination of companies whose products, distribution and markets complement each other in powerful ways. The integration process is about trying to find every way possible to effectively build on those complementary strengths,” D’Alessandro said. “Once the deal closes, we will have an enormous number of actions to take, some big, some small. We’ve been scrutinizing our options at the companies now so that we will be ready to execute and implement decisions after the closing.”

David D’Alessandro is chairing an integration steering committee that will ensure that the changes resulting from the merger are fair, balanced and beneficial to the combined company.

Since the middle of October, officials from the companies have held a series of high level meetings with all of the business units and areas at Hancock, Maritime and Manulife. The meetings determined the critical tasks required to successfully manage the integration process. They generated a more detailed understanding of each company’s existing operations and helped senior managers begin to develop a high level view of how the combined company would look operationally and organizationally.

More than 50 task forces have since been established to review the companies’ operations. Each task force is being charged with turning five to ten initiatives (i.e. new product opportunities, space consolidation, distribution channels, systems consolidations, product line consolidation, efficiency improvements, etc.) into detailed action plans to drive the integration process.

Up to this point, task force development and leadership and the determination of the key initiatives have been handled primarily at the senior officer level. Early in the New Year associates throughout all three organizations will be brought into the process to turn the initiatives into more detailed action plans.

“We’ve largely been dealing with high level, big picture planning,” D’Alessandro said. “The leadership of the more than 50 task forces has been established but with 250-500 initiatives ahead of us, we will be calling on people throughout all three companies to turn goals into accomplished reality.”

He stressed that the integration steering committee is attempting to review every aspect of the combined companies, including but not limited to human resources, technology, real estate, communications, sales, marketing, expenses, distribution, investments, product development, international operations and customer service.

“We cannot predict exactly how everything will look when we’re done, but we know that during the integration process, we will identify and design an organizational structure that reflects the best-in-class people, products, procedures and technologies from our companies,” D’Alessandro said. “From the start, we have been interested in combining the best aspects of these complementary companies to create an even more competitive entity focused on performance and shareholder value. Everything that we have seen so far confirms that belief.”